Exhibit 10.2

OVERDRAFT FACILITY WITH CURRENCY AVAILABILITY
UK Single Company Borrower

To: The Directors of
Centaur Services Ltd
Centaur House
Torbay Road
Castle Cary
Somerset
BA7 7EU
Date: March 15,  2013

Dear Sirs,

We are pleased to advise you that Wells Fargo Bank, National Association, London Branch (the “Bank”) is prepared to offer Centaur Services Limited, a company incorporated in England and Wales under registered number 00787385 (the “Borrower”) an uncommitted overdraft facility (the “Overdraft Facility”) on the following terms and conditions:

1.	Terms and Conditions

1.1	The Bank’s Current Account Terms and Conditions from time to time shall apply to the Overdraft Facility.

1.2
Where there is any conflict between the Current Account Terms and Conditions and the provisions of this Overdraft Facility, the terms of this Overdraft Facility shall prevail solely insofar as the term relates to this Overdraft Facility.

1.3
Subject to Clauses 1.1 and 1.2 above, terms used but not defined in this Overdraft Facility shall have the meanings give to them in the unsecured sterling revolving credit facility dated 5 November 2010, as amended, between (amongst others) the Borrower and the Bank (the “Revolving Credit Facility”).

1.4
Nothing in this letter is intended to confer on any person any right to enforce any provision of this letter which that person would not have had but for the Contracts (Rights of Third Parties.) Act 1999.

1.5
the Borrower shall ensure that the Bank has notification of and an opportunity to pitch for all the Borrower's future banking transactions (including full cash management, foreign exchange, trade services and other services where applicable and if agreed by the Bank) together with the opportunity to process such banking transactions through such operating accounts, including where this would mean that a third party could be obliged to make payments into the Borrower's operating accounts with the Bank from time to time. For the avoidance of doubt the Borrower is not obliged to award future banking transactions to the Bank.

2.	Amount

2.1	The amount outstanding at any one time under the Overdraft Facility shall not exceed £10,000,000.

3.	Purpose

3.1	The Overdraft Facility is being made available to fund short term timing differences with the Borrower’s normal trading cycle.

4.	Availability and Term

4.1
The Overdraft Facility is available by way of an uncommitted overdraft in the Borrower’s relevant current account(s) with the Bank and may be drawn by way of cash advances.  In the event that the balance of the Overdraft Facility reaches the debit limit of £10,000,000 as set out in Clause 2.1 above (the “Limit”), the Borrower shall repay the Limit within 90 days inclusive from the date the balance reached the Limit.

4.2
Subject to Paragraph 4.4 below the Overdraft Facility will be reviewed on each anniversary of the date of this letter (each a “Termination Date”) and unless the Borrower is notified in writing to the contrary not less than 10 Business Days prior to each Termination Date the Overdraft Facility will continue to the next Termination Date.  The Overdraft Facility will expire in any event if not cancelled previously on the Final Repayment Date.

4.3
In the event that the Borrower wishes to draw a cash advance in a currency other than GBP using the Overdraft Facility and the Bank so agrees, upon providing such cash advance in such currency to the Borrower, the available amount under the Overdraft Facility shall be reduced by an amount of GBP calculated on the date of such borrowing and recalculated daily thereafter until such is repaid using the spot rate of exchange conclusively determined by the Bank for purchasing such foreign currency with GBP from time to time.

4.4
While it is the Bank's present intention that the Overdraft Facility should remain available to the Borrower until the Termination Date notwithstanding any other provision of this letter the Bank nevertheless reserves the right to reduce or terminate the Overdraft Facility and make demand for all or any part of the sums outstanding hereunder at any time by written notice to the Borrower Overdraft Facility all amounts then outstanding under the Overdraft Facility, together with accrued interest and any other sums for which the Borrower is liable under the Overdraft Facility, will be immediately due and payable without further notice or demand.

5.	Interest

5.1
Interest will accrue and be calculated in respect of the amount of each cash advance from time to time drawn under the Overdraft Facility from day to day at a rate equal to the rate applicable at such time under Clause 6.1 of the Revolving Credit Facility for advances in GBP or if an advance is in a currency other than GBP, then at a rate equal to the Bank’s base rate for advances in such currency, plus the Margin in the Pricing Grid, with the exception that the Unused Fee described therein shall not apply to the Overdraft Facility.  The Bank’s base rate shall be determined by the Bank in accordance with its established methodology for each currency. Interest so calculated will be payable both before and after judgment monthly in arrears and will be debited to the Borrower’s relevant account with the Bank and may be paid by the Borrower, or if not paid in cash, will be compounded on the Bank’s usual monthly charging days.  Any sum payable hereunder which is not paid when due shall be subject to default interest until the same is paid in full at a rate equal to the aggregate of the foregoing plus 3% per annum.

6.	Payments

6.1
Subject to Clause 6.2 below, sums payable by the Borrower under the Overdraft Facility shall be made to the Bank on demand at its branch at the address stated at the head of this letter (or at such other office(s) as the Bank may notify to the Borrower) in cleared and immediately available funds in the currency in which the same were drawn or made available or in the currency to which the same relate or in the absence of any such currency or a specified currency, in GBP (the “Due Currency”) in full, free of and without any withholding or deduction for any and all present or future taxes, duties, levies, fees or other charges and without any set-off or counter-claim whatsoever.  If any such withholding or deduction has to be made by law from any such payment the Borrower will pay to the Bank an increased amount so that after any withholding or deduction the Bank receives a net amount equal to the amount which it would have received and retained had no such withholding or deduction been made.

6.2
For the avoidance of doubt, in accordance with the Bank’s Current Account Terms and Conditions, the Bank may also, at its sole discretion, collect any sums payable by the Borrower by direct deduction from any credit balance on any other account held by Borrower with the Bank.

6.3
It is acknowledged that the Borrower may from time to time make payments to the Bank in a currency other than the Due Currency (a “Relevant Currency”).  In the event that the Borrower wishes to do so, it shall notify the Bank of the currency and amount of such payment and the obligations in the Due Currency that it wishes to discharge using such Relevant Currency.  Any payment or payments made to the Bank in a Relevant Currency shall only constitute a discharge to the Borrower to the extent of the Due Currency amount which the Bank is able, on the date or dates of receipt by the Bank of such payment or payments in the Relevant Currency (or, in the case of any such date which is not a business day, on the next succeeding business day) to purchase with the amounts so received by the Bank on such date or dates.  If the amount of Due Currency which the Bank is so able to purchase falls short of the Due Currency amount originally due to the Bank under this Overdraft Facility the Borrower shall immediately reimburse the Bank in the Due Currency any such shortfall and shall indemnify the Bank against any direct loss or damage arising as a result of a failure to make such reimbursement.  If the amount of Due Currency which the Bank is able to purchase exceeds the Due Currency amount originally due to the Bank under this Overdraft Facility the Bank shall immediately reimburse the Borrower in the Due Currency any such excess.  This indemnity shall constitute a separate and independent obligation from the other obligations contained in this Overdraft Facility. In the absence of any such notification from the Borrower or if the Termination Date has occurred, the Bank may select which Due Currency(ies) (if any) to purchase using the Relevant Currency.

6.4
If a change in any currency of a country occurs (including a change of a national currency to euros in respect of a member state participating in the Economic and Monetary Union) this Overdraft Facility will be amended to the extent that the Bank specifies to be necessary to reflect the change in currency and to put the Bank in the same position, so far as possible, as it would have been in if no change in currency had occurred.

6.5
Without prejudice to Paragraph 6.3 above, any references in this Overdraft Facility to any convention (whether for the calculation of interest, determination of payment dates or otherwise) will be amended, with effect from or at any time after a currency change, to the extent that the Bank specifies to be necessary, to comply with, or otherwise reflect or accommodate, any generally accepted conventions and market practice applicable to obligations in the relevant currency in the London Interbank Market.

6.6	The Bank shall promptly notify the Borrower of any amendment effected under Paragraphs 6.3 and 6.4 and any such amendment shall be binding on the Bank and the Borrower.

7.	Conditions Precedent

The Overdraft Facility will not be available for drawing until the Bank has received the following documents each in form and substance satisfactory to it:-

7.1.1	the enclosed copy of this letter with the endorsement thereon duly signed on behalf of the Borrower;

7.1.2
copies, each certified to be true, complete and up-to-date copies, of a resolution of the Borrower's board of directors authorising acceptance, execution, delivery and performance of this letter, the documents referred to in Paragraph 12 below and the and the mandate referred to in sub-paragraph 7.1.3 below;

7.1.3	the Current Account Conditions, and the Bank’s form of mandate including specimen signatures, duly completed;

7.1.4	the security specified in Paragraph 12 below, duly executed by the parties thereto together with all documents required to be delivered pursuant to and with such security;

7.1.5
the latest quarterly management accounts of the Borrower representing a true and fair view of its financial position at the date of such accounts and the results of its operations for the quarter ended on such date, and a copy of the latest audited accounts of MWI Veterinary Supply Inc. (the “US Parent”) prepared in accordance with US GAAP principles and bases consistently applied;

7.1.6	any other documents or information which the Bank shall have notified to the Borrower in writing prior to the expiration of the period referred to in Paragraph 22.

8.	Undertakings of the Borrower

8.1
The Borrower hereby warrants and undertakes with the Bank that until the Overdraft Facility is terminated and the Borrower has paid to the Bank all amounts then outstanding under the Overdraft Facility, together with accrued interest and any other sums for which the Borrower is liable under the Overdraft Facility:-

8.1.1
it will comply with all laws, statutes, statutory instruments, acts, regulations, orders, directives, codes and codes of practice in relation to the conduct of its business or in connection with its rights and obligations under this Overdraft Facility.

8.1.2
it will obtain and maintain or take reasonable steps to cause to be obtained and maintained in full force and effect all licences, consents and approvals of public, governmental and judicial authorities and agencies necessary for the Borrower to enter into and perform and discharge its obligations and liabilities to the Bank and the Borrower will comply with all conditions and restrictions imposed by every such licence consent and approval.

8.1.3
it will notify the Bank promptly, and in any event within 14 Business Days of its becoming aware of the same, in writing of any litigation or proceeding (including any Environmental Claim) which is commenced, pending or threatened, where the litigation concerned could result in a liability, fine or assessment of more than £150,000 on the part of the Borrower or any claim, notice or other communication is served on it in respect of any modification, suspension or revocation of any Environmental Permit.

8.1.4	it will promptly furnish to the Bank such financial or other information as the Bank may from time to time reasonably require.

8.2
The Borrower hereby undertakes to indemnify and keep indemnified the Bank from and against all loss or liability of any nature that it may suffer or incur as a result of any breach of any of the representations, warranties and undertakings given by the Borrower.

9.	Arrangement Fee and Costs

9.1
All costs, charges and expenses incurred or suffered by the Bank, including legal costs incurred in connection with the preparation and delivery of the Overdraft Facility or with any security or guarantee in respect of all or any of the Borrower's obligations in connection with the Overdraft Facility, are payable by the Borrower on demand on a full indemnity basis.

10.	Powers of the Bank

 Each of the rights, powers and remedies given to the Bank hereunder shall be in addition to all other rights, powers and remedies given to the Bank by virtue of any other agreement, security, statute or rule of law or equity and provided the Bank exercises the rights, powers or remedies given to it hereunder or otherwise in the bona fide belief that the Borrower is under a liability to the Bank of any kind, it shall be exempted from liability of any nature whatsoever in respect thereof in the event that such exercise is eventually considered by the Bank or found or adjudged to be wrongful or unjustified.

11.	Assignment by the Bank

 In the event that the Borrower’s obligations or liabilities to the Bank or any part thereof are assigned or transferred by the Bank then the Bank may assign the benefit of this Overdraft Facility to the assignee or transferee and the Bank may disclose to any intending assignee or to any other person who may propose to enter into contractual relations with the Bank in relation thereto such information about the Borrower as the Bank may consider appropriate.

12.	Security and Further Assurance

The Borrower shall procure that as security for the Overdraft Facility, the existing guarantees dated 5 November 2010 in favour of the Bank in respect of the Revolving Credit Facility are extended to also provide security for this Overdraft Facility together with copies of resolutions of the Guarantors’ boards of directors authorising execution, delivery and performance of the Guarantees, are provided to the Bank.

The Borrower undertakes to perform, execute and deliver such further acts and documents as the Bank may require to implement the purposes of and perfect this letter, any security and/or any of the transactions contemplated hereby or thereby.

13.	Changes in Circumstances

13.1
If after the date of this Overdraft Facility by reason of (1) the introduction of or any change in law or in its interpretation, administration or application and/or (2) compliance with any new request, directive or requirement of whatsoever nature, from or requirement of any central bank or other fiscal, monetary or competent authority (whether or not having the force of law):-

13.1.1	there is any increase in the cost to the Bank of agreeing to maintain or maintaining all or any part of any loan or any unpaid sums due to it under the terms of this Overdraft Facility; or

13.1.2
the Bank suffers a reduction in the amount of any payment received or receivable by it or forgoes any interest or other return on or in relation to the loan or suffers a reduction in return on capital as a result of having entered into the Overdraft Facility and performing its obligations hereunder; or

13.1.3
the Bank becomes liable to make any payment on or calculated by reference to the amount of any sum received or receivable by it or owed to it under this Overdraft Facility (other than tax on its overall net income or profits), then the Borrower shall from time to time promptly on demand pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, any such cost, reduction, forgoing or liability.

14.	Applicable Law

14.1
The Overdraft Facility, these terms and conditions and any non-contractual obligations arising out of or in connection with the Overdraft Facility and these terms and conditions are governed by English law.

14.2
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Overdraft Facility and these terms and conditions (including a dispute regarding the existence, validity or termination of this Overdraft Facility)(a “Dispute”) and the Borrower agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary or take proceedings relating to a Dispute in any other courts.

14.3
Clause 14.2 above is for the benefit of the Bank only.  As a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

14.4	The Borrower irrevocably waives any right it may have to the trial by jury in any proceedings relating to a Dispute.

15.             Successors

This letter shall enure to the benefit of the Bank and its successors and assigns from time to time including without limitation any entity with which the Bank may merge or amalgamate or by which it may be absorbed or to which it may transfer all or any part of its undertaking or assets, and any change in the Bank’s constitution or any such merger, amalgamation, absorption or transfer will not prejudice or affect its rights hereunder in any respect.  The Borrower may not assign or transfer any of its rights, benefits or obligations under this letter.

16.           Severance

If at any time any provision hereof is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof and the validity, legality and enforceability of such provisions under the law of other jurisdictions shall not in any way be affected or impaired thereby.

17.           Non-Waiver

No failure by the Bank to exercise and no delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.           Remedies cumulative

 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or contract.

19.           Demand or Notice

Any demand or notice on the Borrower hereunder shall be made as specified in the Bank’s Current Account Terms and Conditions.

20.           Information

The Borrower shall furnish to the Bank within 45 days of the end of each financial quarter a copy of its quarterly management accounts and quarterly spreadsheet representing the actual Tangible Net Worth amount as required in the Financial Covenant Schedule at the date of such accounts and the results of its operations for the quarter ended on such date in form and substance sufficient to enable the Bank to determine whether the Financial Covenant Schedule has been complied with and make an accurate comparison of the Borrower’s financial position.

21.             Recording of Advances

The Bank will maintain records of all drawings made on the Overdraft Facility which will include the amount, date and interest charged.  The Borrower agrees that the Bank’s records shall, in the absence of manifest error, constitute prima facie evidence of the extent of the borrowing under the Overdraft Facility.

22.           Period of Offer

Please confirm your acceptance of the terms and conditions of the Overdraft Facility by signing the acceptance on the enclosed duplicate of this letter and returning it to the Bank together with the documents referred to in Paragraphs 7 and 12 above within 21 days of the date of this letter. If this offer is not so accepted within that period, it will lapse.

Yours faithfully,
/s/ Keith Endersen

Keith Endersen - SVP

For and on behalf of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

LONDON BRANCH

TO BE TYPED ON COPY ONLY:

In accordance with a Resolution of its Board of Directors, the Company hereby accepts the terms and conditions set out in the overdraft facility letter dated March 15, 2013 of which this is a true copy.

Signed by

 Mary Patricia Thompson                                       /s/ Mary Patricia Thompson

(Name of person signing)                                                                           (Signature)

Director

For and on behalf of

CENTAUR SERVICES LIMITED